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Monmouth Real Estate Investment Corporation

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION
JUNIPER BUSINESS PLAZA
3499 ROUTE 9 NORTH, SUITE 3-D
FREEHOLD, NEW JERSEY 07728

Internet	(732)577-9996	EMAIL:
http://www.mreic.com	Fax: (732) 577-9981	mreic@mreic.com

May 1, 2015

Robert Yates

Institutional Shareholder Services

robert.yates@issgovernance.com

Dear Mr. Yates,

ISS recently issued a “withhold” recommendation as to all four nominees for re-election to the Board of Directors of Monmouth Real Estate Investment Corporation (MREIC) because “the company (i) amended the employment agreement of an executive, which maintains the problematic single-trigger change-in-control severance provision and multi-year guaranteed equity bonus, and (ii) significantly increased its authorized common stock, without a shareholder vote.” We wish to bring to your attention several erroneous aspects of the ISS report, and we request that ISS issue a correction to its report on the basis of the facts presented below.

  Performance Metrics

MREIC has consistently exhibited excellent shareholder returns. Industry reports MREIC’s consistently above average performance with 1 year total returns at 20.1%; 2-year at 12.8%; 3-year at 26.17%; 5-year at 90.4%; 10-year at 162.1%; and 20-year at 823.6%. And yet, ISS reports these results as “the company has not exhibited poor shareholder returns.” The ISS report correctly notes that MREIC has total compensation half of its peers and the rating on MREIC compensation is better than 87% of peer companies. On equity, MREIC is listed at 2.45% equity compensation dilution as compared to peer group average of 3.75%. MREIC has one-third less equity compensation issued as well as 45% less compensation. Rather than commending MREIC and its Compensation Committee for these results, ISS states: “the staggered board prevents shareholders from holding the members of the Compensation Committee accountable. Therefore, withheld votes are warranted for all director nominees for amending the employment agreement of an executive, which maintains the problematic single-trigger change in control severance provision and multiyear guarantee equity bonus.” Withholding votes from effective directors of a REIT with outstanding performance should not happen unless there are compelling reasons. No such reasons exist here.

  Amended Employment Agreement

Eugene Landy’s employment agreement was amended on December 18, 2014, to increase his base salary, and the remaining provisions, including (a) a conditional single-trigger change in control severance payment and (b) an annual grant of stock options, remained in effect without change. Per ISS's FAQs on Executive Compensation, amending an existing employment agreement without modifying a problematic practice does not trigger an automatic negative recommendation against directors, but a holistic review of the agreement. Toward that end, we note that:

A. The amendment was not a wholesale revision of the employment agreement, but only a change to base salary in the amount of $35,000.00. The benefit received by the Company by retaining Mr. Landy's services, and the minor nature of the amendment sought, meant that it was not worthwhile to pursue a wholesale revision to the employment agreement.

B. Eugene Landy is the founder and former CEO of the Company. This amendment was made in connection with the succession plan of the Company, whereby Mr. Landy transitioned to the role of Executive Chairman. The amendment was made to further incentivize his retention; retaining his services is critical to the success of our succession plan, as his unparalleled knowledge of our business represents an irreplaceable asset. To reiterate, no provisions of his employment agreement were renegotiated, other than this exceedingly minor amendment.

C. Even after the amendment, Mr. Landy’s base salary is well below median (5th of 15 including MREIC) of CEOs at the ISS peer group. Even including the value of the options as part of his base compensation, his total base compensation is still well below median (6th of 15).

D. No opportunity was given MREIC to inform or correct the factual inaccuracies in ISS’ recent report. As an example, Eugene Landy’s $2.5 million change of control provision is conditioned on a $10 stock price. This threshold was significant at the time his initial employment agreement was executed, as, based on the Company’s stock price of $8.00 at the time the agreement was entered into, achieving this threshold represented shareholder gains of over $100 million.

Further, we note that in the context of a holistic review of the Company's performance and compensation programs:

A.	Per ISS's Proxy Voting Report, the Pay-For-Performance Qualitative Screen yielded a "Low Concern."

B.	One-year and five-year TSR closely matched indexes utilized in the Proxy Voting Report.

  Increase in Authorized Stock

On May 27, 2014, the Company filed Articles of Amendment to increase its authorized share capitalization. The amendment increased the authorized shares of common stock from 67,700,000 shares to 200,000,000 shares, and the authorized shares of excess stock from 5,000,000 shares to 200,000,000 shares. ISS criticized both components.

We believe ISS erred in placing any significance in the amendment to excess stock. Excess stock is non-economic in nature. The Company must keep sufficient excess stock to ensure proper functioning of the restrictions on transfer and ownership contained in its charter. The excess stock is only ever issued upon violation of the restrictions on transfer and ownership contained in the charter. Although it was a large increase, keeping parity with the number of authorized common stock is a best practice often followed by other Maryland REITs that utilize excess stock.

In light of the Company's status as a REIT, in order to maintain historic growth rates without increasing leverage ratios, the Company would either need to make a single large increase, or, if increased in small increments, increase its authorized capital on a nearly annual basis. Further, the Company's total authorized but unissued capital is far below most of its REIT peers.

The reasons cited by ISS in support of a “withhold vote” for all of MREIC’s directors who are up for election have no bearing on MREIC’s corporate governance. Moreover, ISS does not take into account the Company’s outstanding performance, which is, in fact, a primary indicator of fine corporate governance. Accordingly, we request that ISS issue a correction to its report.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Allison Nagelberg

General Counsel